EXHIBIT 4.1

CONVERTIBLE PROMISSORY NOTE

$69,450.67	August 27, 2008

FOR VALUE RECEIVED, the undersigned, CDSS Wind Down Inc., a Delaware corporation ("CDSS"), promises to pay to the order of Steven B. Solomon ("Payee"), at such place as Payee may designate in writing, in lawful money of the United States of America, the principal sum of Sixty-Nine Thousand Four Hundred Fifty Dollars and Sixty-Seven Cents ($69,450.67) on the terms and conditions hereinafter set forth.  This Note shall bear interest at the rate of eight percent (8%) per year and shall mature on the earlier of August 27, 2010 or demand by the Payee (the "Payment Date"), at which time all outstanding principal shall be due and payable.

Events of Default.  The entire unpaid principal balance of this Note shall immediately become due and payable, at the option of Payee, upon the failure by CDSS to pay any installment of principal and interest hereof as and when the same becomes due and payable in accordance with the terms hereof (the "Event of Default"). In the event an Event of Default shall occur, the unpaid principal shall accrue interest in the amount of 18% per annum and Payee may proceed to protect and enforce its rights either by suit in equity and/or by action at law, by other appropriate proceedings. No delay on the part of Payee in the exercise of any power or right under this Note, or under any other instrument executed pursuant thereto shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right preclude further exercise thereof.

Conversion. Payee is entitled, at its option, at any time prior to the Payment Date, to convert all or a portion of the outstanding principal and accrued interest under this Note into eighty-five percent (85%) of the Company's common stock (228,788,200 shares of common stock) (the "Conversion Shares"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of Conversion Shares issuable shall be rounded to the nearest whole share. Upon the surrender of this Note accompanied by a conversion request, CDSS shall issue and deliver to Payee that number of Conversion Shares as shall be determined in accordance herewith, subject to the payment of at least the par value of the Conversion Shares to the extent legally required.  If CDSS at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the number of Conversion Shares into which this Note is convertible immediately prior to such subdivision will be proportionately increased, and if CDSS at any time combines (by reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, the number of Conversion Shares into which this Note is convertible immediately prior to such combination will be proportionately decreased.  CDSS and the Payee understand and acknowledge that CDSS does not have a sufficient number of shares of common stock available to permit the conversion of this Note at this time.  CDSS agrees to use its best efforts to obtain shareholder approval to (a) increase the number of authorized shares of common stock to a number sufficient to permit conversion, or (b) to effect a reverse stock split to reduce the number of currently outstanding shares of common stock to a number small enough to permit the conversion of this Note.

Costs of Collection.  It is hereby specially agreed that if this Note is placed into the hands of an attorney for collection, or if proved, established, or collected in any court, CDSS agrees to pay to Payee an amount equal to all expenses incurred in enforcing or collecting this Note, including court costs and reasonable attorneys' fees.

Waiver of Rights.  Except for the notice expressly provided herein, the undersigned and all endorsers, sureties, and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of nonpayment, protest, notice of protest, and without further notice hereby consent to renewals, extensions, or partial payments either before or after maturity.

Usury Limitation.  All agreements between CDSS and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Payee hereof for the use, forbearance, or detention of the money advanced to CDSS, or for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable federal or state law.  If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Payee shall ever receive as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest or, if such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to CDSS.  All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.  The terms and provisions of this paragraph shall control every other provision of all agreements between CDSS and Payee.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in Texas.

Counsel.  Payee agrees and acknowledges that counsel to CDSS has represented only CDSS in connection with this Note and has advised Payee to retain independent counsel.  Payee waives any conflict of interest in connection with counsel’s representation of CDSS in connection with this Note.

CDSS Wind Down Inc.

By:	/s/ Steven B. Solomon
Name:	Steven B. Solomon
Title:	CEO

PAYEE:

By:	/s/ Steven B. Solomon
Steven B. Solomon